Exhibit 10.1
Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.
SETTLEMENT AGREEMENT
between
EURODIF S.A., AREVA NC AND AREVA NC INC.
(“Respondents”)
and
USEC INC. AND
UNITED STATES ENRICHMENT CORPORATION
(“Petitioners”)

APPENDIX A — TERMINATION OF APPEALS AND PROCEEDINGS

APPENDIX B — ALLOCATION OF BYRD DISBURSEMENTS

APPENDIX C — PURCHASE COMMITMENT

SETTLEMENT AGREEMENT
     This Settlement Agreement (“Agreement”) is entered into as of the _________ day of May, 2009 (the “Effective Date”) by and between, on the one side, Eurodif S.A., a limited liability company organized under the laws of France, AREVA NC, a limited liability company organized under the laws of France, and AREVA NC Inc., a corporation organized under the laws of Delaware (collectively, “Respondents”), and, on the other side, USEC Inc., a corporation organized under the laws of Delaware, and United States Enrichment Corporation, a corporation organized under the laws of Delaware (collectively, “Petitioners”) (each side being sometimes referred to herein individually as a “Party” and both sides being sometimes referred to herein as the “Parties”).
W I T N E S S E T H:
     WHEREAS, in 2000 the Department of Commerce (the “Commerce Department”) and the U.S. International Trade Commission (“ITC”) initiated antidumping, countervailing duty, and injury investigations regarding imports of low enriched uranium (“LEU”) from France;
     WHEREAS, in 2002, as a result of these investigations the Commerce Department made affirmative determinations of dumping and subsidization and the ITC found that Petitioners had been injured by imports of LEU from France (and other countries), and the Commerce Department thereafter imposed antidumping and countervailing duty orders on imports of French LEU and commenced collecting cash deposits of estimated duties on such imports;
     WHEREAS, the Respondents subsequently filed appeals in the U.S. Court of International Trade (“CIT”) challenging the orders;

     WHEREAS, from 2003 through 2006, the Commerce Department conducted administrative reviews of imports entered during the first, second and third periods of review under the antidumping and countervailing orders and made final antidumping and countervailing duty determinations with respect to those imports;
     WHEREAS, both Respondents and Petitioners appealed the results of one or more of those administrative reviews to the CIT;
     WHEREAS, Respondents successfully appealed the Commerce Department’s imposition of a countervailing duty order against LEU from France, which the Commerce Department revoked on May 25, 2007 for all entries effective May 14, 2001;
     WHEREAS, in 2007, the Commerce Department and the ITC completed five-year “sunset reviews” of the antidumping order, which resulted in continuation of the order, and Respondents appealed those determinations;
     WHEREAS, at the request of the Parties, the CIT deferred any further action on the foregoing appeals pending the outcome of appeals on certain general issues related to the antidumping order;
     WHEREAS, both Respondents and Petitioners subsequently agreed with the Commerce Department to defer administrative reviews with respect to the fourth and sixth periods of review under the antidumping order pending the outcome of the appeals on the general issues;
     WHEREAS, there was no administrative review of entries in the fifth period of review;
     WHEREAS, the appeals of the general issues have now been resolved and, at the request of the Petitioners, the Commerce Department on March 24, 2009 initiated antidumping administrative reviews of entries in the fourth, sixth and seventh periods of review, and the CIT has issued, or will soon issue, scheduling orders for the appeals now pending before it regarding the initial imposition of the antidumping order, the first three antidumping administrative reviews, and the ITC’s sunset review determination;
     WHEREAS, the outcomes of the pending appeals concerning the antidumping order, the sunset reviews and the administrative reviews are uncertain, and could result in the revocation of the order or significant changes in the amounts of antidumping duties paid on imports of French LEU; and
     WHEREAS, Respondents and Petitioners have determined that it is in the mutual interest of the Parties, as well as to the benefit of their respective customers, workers, and communities, to arrive at the settlement contained herein;
     NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE 1 — DEFINITIONS
For purposes of this Agreement, the following terms and expressions, when used with initial capitalization, shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings.
These definitions are intended to supplement and not to replace any definitions contained in any of the documents incorporated by reference herein, but in case of any conflict or inconsistencies, the definitions appearing herein below shall prevail.

References to the term “Agreement” shall be interpreted to include the appendices attached hereto unless such appendices are expressly excluded, but shall not include the purchase agreement entered into pursuant to Article 5 of this Agreement.
Where any term appears in this Agreement with initial capitalization that is not defined herein or in any amendment, modification or supplement hereto agreed by the Parties after the Effective Date, then that term shall have the meaning commonly used in the U.S. nuclear industry at the date of signing of this Agreement.
1.1 “Administrative Review” shall mean a proceeding under Section 751(a) of the Tariff Act of 1930, 19 U.S.C. § 1675(a), to review and determine the amount, if any, of antidumping duties owed under the Order.
1.2 “Business Day” means a day that is not a Saturday, Sunday or U.S. Legal Holiday (which is a day for which employees of the United States Federal government are excused from work with pay pursuant to a Federal statute or executive order). Unless qualified by the term “Business,” references in this Agreement to “day” or “days” refer to a calendar day or days, respectively.
1.3 “Byrd Amendment” shall mean the Continued Dumping and Subsidy Offset Act of 2000, Section 754 of the Tariff Act of 1930, as amended, 19 U.S.C. § 1675c.
1.4 “Constituent Entities” shall mean, with respect to Respondents, each of Eurodif S.A., AREVA NC, and AREVA NC Inc., and with respect to Petitioners, each of USEC Inc. and United States Enrichment Corporation.
1.5 “Effective Date” shall have the meaning ascribed to that term on the first page of this Agreement.
1.6 “Order” shall mean the Notice of Amended Final Determination of Sales at Less Than Fair Value and Antidumping Duty Order: Low Enriched Uranium from France, 67 Fed. Reg. 6680

(Feb. 13, 2002).
1.7 “Sunset Review” shall mean a proceeding under Section 751(c) of the Tariff Act of 1930, 19 U.S.C. § 1675(c), to determine whether revocation of the Order would be likely to lead to a continuation or recurrence of dumping or of material injury.
ARTICLE 2 — TERM
This Agreement shall be effective as of the Effective Date and shall remain in force until all obligations of the Parties are fulfilled.
ARTICLE 3 — TERMINATION OF APPEALS AND PROCEEDINGS
The Parties shall take the steps set forth in Appendix A to discontinue pursuit of certain pending and future litigation and proceedings regarding the Order.
ARTICLE 4 — ALLOCATION OF BYRD DISBURSEMENTS AND CASH DEPOSIT REFUNDS
As more fully described in Appendix B, Petitioners shall be entitled to, and shall retain the USEC Payment Amount ($70,900,000) from Byrd Disbursements (as defined in Appendix B) that are made to Petitioners as a result of the liquidation of the entries on the Confidential Listing of Entries (as defined in Appendix B) following the termination of appeals and proceedings in accordance with Article 3. Respondents are entitled to, and shall receive, one hundred percent (100%) of the amount by which the sum of all Byrd Disbursements exceeds the USEC Payment Amount. The Parties shall comply with the procedures in Appendix B to implement this allocation of Byrd Disbursements.

ARTICLE 5 — PURCHASE COMMITMENT
As a condition to execution and delivery of this Agreement by Petitioners and contemporaneous with the execution of this Agreement, Eurodif S.A. shall contemporaneously enter into a separate purchase agreement with United States Enrichment Corporation with respect to certain LEU to be supplied by United States Enrichment Corporation on the terms and conditions described in Appendix C. Aside from the foregoing obligations to duly execute and deliver the purchase agreement referred to in this Article 5, the provisions of this Agreement (including, but not limited to, the limitations of liability in Article 7) shall not apply to such separate purchase agreement.
ARTICLE 6 — REPRESENTATIONS AND COVENANTS
6.1 Petitioners’ Representations. Petitioners jointly and severally represent to Respondents as follows:
     (a) This Agreement is a valid and binding obligation of each and both of the Petitioners enforceable against them in accordance with its terms.
     (b) Petitioners have obtained all necessary corporate approvals required to engage in the transactions contemplated by this Agreement.
     (c) The execution, delivery and performance by each Petitioner of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any governmental authority or any other person, and do not contravene any applicable law, the corporate charter or bylaws or other organizational documents of any Petitioner or any agreement or order by which any Petitioner or any Petitioner’s property is bound.
     (d) For the avoidance of doubt, no representation or warranty is made hereunder in respect of, or otherwise relating to, the separate purchase agreement referenced in Article 5 hereof.
6.2 Respondents’ Representations. Respondents jointly and severally represent to Petitioners as follows:
     (a) This Agreement is a valid and binding obligation of each and all of the Respondents enforceable against them in accordance with its terms.
     (b) Respondents have obtained all necessary corporate approvals required to engage in the transactions contemplated by this Agreement.
     (c) The execution, delivery and performance by each Respondent of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any governmental authority or any other person, and do not contravene any applicable law, the corporate charter or bylaws or other organizational documents of any Respondent or any agreement or order by which any Respondent or any Respondent’s property is bound.
     (d) For the avoidance of doubt, no representation or warranty is made hereunder in respect of or otherwise relating to the separate purchase agreement referenced in Article 5 hereof.

6.3 Authority, Joint and Several Liability.
     (a) Eurodif S.A., AREVA NC, and AREVA NC Inc. shall each be jointly and severally liable for all of the obligations of Respondents under this Settlement Agreement.
     (b) Eurodif S.A. shall have authority to exercise the rights of, and meet the obligations of, Respondents under this Agreement and Petitioners are not obligated to comply with any directions, orders or requests from AREVA NC or AREVA NC Inc. under this Agreement. Any act or omission by Eurodif S.A. pursuant to, or in connection with, this Agreement shall be binding on AREVA NC and AREVA NC Inc. as if such act or omission was the direct result of their acts or failure to act; provided, however, that following the due execution and delivery by Eurodif S.A. of the Purchase Agreement between Eurodif S.A. and United States Enrichment Corporation referenced in Article 5 hereof, the Parties for the avoidance of doubt acknowledge that acts or omissions by Eurodif S.A. pursuant to, or in connection with, such Purchase Agreement do not constitute acts or omissions by Eurodif S.A. “pursuant to, or in connection with, this Agreement” for purposes of the preceding clause.
6.4 Authority, Joint and Several Liability
     (a) USEC Inc. and United States Enrichment Corporation shall each be jointly and severally liable for all of the obligations of Petitioners.
     (b) USEC Inc. shall have authority to exercise the rights of, and meet the obligations of, Petitioners under this Agreement, and Respondents are not obligated to comply with any directions, orders or requests from United States Enrichment Corporation under this Agreement. Any act or omission by USEC Inc. pursuant to, or in connection with, this Agreement shall be binding on United States Enrichment Corporation as if such act or omission was the direct result of its acts or failure to act.
ARTICLE 7 — LIMITATION OF LIABILITY
7.1 Nature of Limitation. Neither Party shall be liable to the other Party for any incidental, consequential, special, exemplary, penal, indirect or punitive damages of any nature arising out of or relating to the performance or breach of this Agreement including, but not limited to, loss of revenue, loss of business opportunities or loss of anticipated profits; provided, however, that nothing herein shall limit the liability of a Party (the “Liable Party”) for (i) costs (including attorneys’ fees) reasonably incurred by a Party to compel the Liable Party’s compliance with its obligations under this Agreement; (ii) the amounts the Liable Party is obligated to remit to the other Party, including interest (where applicable) under Appendix B, as well as any costs (including attorneys’ fees) reasonably incurred to collect such amounts from the Liable Party; or (iii) any costs, expenses, penalties, damages, charges, prices or fees for which the Liable Party is responsible under Appendix A or B. Expenses, penalties or other charges incurred by a Party that are expressly reimbursable hereunder by the other Party under a reimbursement or indemnification obligation shall not be considered “damages” for purposes of this Article 7.
7.2 Scope of Limitation. The provisions of this Article and of the other Articles of this Agreement that provide for limitation or protection against liability of a Party shall (a) also protect such Party’s agents, and, to the extent they are acting on behalf of such Party, such Party’s affiliates, contractors, subcontractors, suppliers and vendors of every tier; (b) apply to the full extent permitted by law and regardless of fault; and (c) survive suspension of this Agreement, as well as the fulfillment of the obligations of the Parties hereunder.

ARTICLE 8 — ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS
The terms and conditions set forth in this Agreement are intended by Respondents and Petitioners to constitute the final, complete and exclusive statement of their agreement, and all prior proposals, communications, negotiations, understandings, representations, contracts and agreements, whether oral or written, relating to the subject of this Agreement (the “Prior Agreements”) are hereby terminated and superseded, except for: the Purchase Agreement between Eurodif S.A. and United States Enrichment Corporation referenced in Article 5 hereof; the SJ-WGM Confidentiality Agreement; and the April 17, 2009 confidentiality agreement between the Parties. The Parties hereby mutually release each other from any claim, liability or obligation under or arising from such terminated Prior Agreements.
ARTICLE 9 — SUSPENSION OF OBLIGATIONS
     (a) If, for any reason, a Party (the “Failing Party”) fails to perform its obligations under Appendix A or B to this Agreement, it shall have ten (10) days after receiving a notice of such failure from the other Party (an “Article 9(a) Notice”) to cure such failure. If the Failing Party has failed to cure such failure by the end of such 10-day period, the other Party may suspend its obligations under such Appendix until the failure to perform is cured. All obligations under other Articles or Appendices to this Agreement shall be unaffected by such suspension.
     (b) A Failing Party shall promptly cure any failure upon receipt of an Article 9(a) Notice, and shall notify the other Party not less frequently than every three (3) Business Days, of (i) its efforts to cure and (ii) the progress of such efforts, including its success in effecting a cure

     (c) If, following the receipt of an Article 9(a) Notice, the Failing Party fails to cure the failure within thirty (30) days after receiving the Article 9(a) Notice, the other Party may suspend its obligations under this Agreement, including Appendices A and B, until the Failing Party has cured the failure.
     (d) A Party suspending its obligations under subsection (a) or subsection (b) of this Article 9 shall give written notice of suspension to the Failing Party.
ARTICLE 10 — ASSIGNMENT AND TRANSFER OF INTEREST
10.1 General.
     (a) Except as provided in this Article 10, this Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent must be executed by all of the consenting Party’s Constituent Entities that are in existence at the time the consent is given.
     (b) A change in the ownership of a Party by means of the sale of shares or other ownership interests, or a merger of such Party with another entity, shall not be construed as an assignment or otherwise require consent of the other Party.
10.2 Permitted Assignments.
     (a) A Party’s consent shall not be required for an assignment by the other Party of its right to receive any amounts to which the assigning Party is entitled hereunder, or any further assignment thereof; provided, however, that (i) such assignment is permitted by applicable law and (ii) the assignee receives no greater rights under this Agreement than the assignor.

     (b) A Party’s consent shall not be required for the other Party to assign or pledge this Agreement, and its rights hereunder, as collateral for any form of financing or financing guarantee; provided, however, that such assignment or pledge does not prevent the assigning Party from complying with its obligations under this Agreement.
10.3 Successors. Subject to Sections 10.1 and 10.2, this Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns of the Parties hereto.
ARTICLE 11 — CONFIDENTIALITY
11.1 Business Proprietary Information.
     (a) Except as provided in Section 11.1(c), the Parties shall treat this Agreement, including all modifications, and all related communications as “Business Proprietary Information.”
     (b) Except as provided in Section 11.1(c), a Party shall not disclose any part of such Business Proprietary Information to any other person or entity other than officers, directors, or employees of the Constituent Entities of a Party, and accountants, bankers, and legal counsel acting on behalf of such entities (provided such accountants, bankers, and legal counsel have agreed in writing to maintain such Business Proprietary Information in confidence or are otherwise subject to an obligation of confidentiality that will provide at least the level of protection afforded by this Article 11), without the prior written consent of an authorized representative of the other Party (which consent shall not be unreasonably withheld), except as such disclosure may be required:

          (i) by court order, subpoena, or other appropriate governmental authority, or otherwise to comply with the laws of the United States or France;
          (ii) to fulfill obligations under this Agreement (including communications by either Party with (A) courts of the United States if necessary to implement Appendix A; (B) agencies of the U.S. Government if necessary to implement this Agreement; and (C) counsel for the other Party or for any third party as necessary to implement this Agreement) or obligations under a Party’s agreements with financial institutions; or
          (iii) to enforce either Party’s rights hereunder.
In all cases under this Section 11.1(b), the disclosing Party shall take reasonable precautions to protect the confidentiality of the disclosed Business Proprietary Information. Further, if disclosure of Business Proprietary Information is required under item (i) above, the disclosing Party shall promptly notify the other Party of the requirement and shall take such further measures as necessary to minimize or oppose the disclosure, if requested by the other Party.
     (c) Notwithstanding Sections 11.1(a) and 11.1(b), a Party may disclose, without the consent of the other Party, (i) the fact that the Parties have entered into this Agreement and (ii) the text of the Agreement (other than the text of Appendices A, B, and C). With prior Notice to the other Party, a Party may also disclose any Business Proprietary Information that it is not otherwise permitted to disclose under this Section 11.1 if it reasonably concludes, after consultation with legal counsel, that it must disclose such information to comply with the securities laws of the United States.
     (d) Each Party may issue one or more press releases or statements regarding this Agreement, and its appendices, provided (i) any such press release or statement does not disclose any information for which the issuing Party must secure the consent of the other Party under the other provisions of this Section 11.1; (ii) the issuing Party provides an advance copy of such press release or statement to the other Party not later than two (2) Business Days prior to public disclosure of such press release or statement; and (iii) the issuing Party shall reasonably consider, but is not required to accept, changes to such press release or statement suggested by the other Party if such changes are submitted within one (1) Business Day prior to public disclosure of such press release or statement.
11.2 Applicability. The provisions of this Article are applicable to all officers, directors, employees, and agents of each Party and its affiliates. Each Party shall be responsible for ensuring the compliance with the terms hereof by all such officers, directors, employees, and agents.
11.3 Existing Confidentiality Agreements. This Article 11 shall not supersede any confidentiality agreement between the Parties (or any of their Constituent Entities or their counsel) that concerns the subject matter of this Agreement. In the event a term of such existing confidentiality agreement and this Article 11 expressly conflict, this Article 11 shall govern.
ARTICLE 12 — DISPUTE RESOLUTION
12.1 Disputes.
     (a) This Article 12 shall provide the exclusive means of resolving any dispute, claim, controversy or failure to agree arising out of, relating to, or connected with this Agreement or the breach, termination, or validity thereof (a “Dispute”); provided, however, that any Dispute related to any agreement or contract signed pursuant to Article 5 shall be resolved under the dispute resolution provisions of such agreement or contract.

     (b) Either Party may invoke the provisions of this Article by giving written notice thereof to the other Party with a detailed description of the matters involved in the Dispute. The Parties shall attempt to resolve such Dispute through good faith negotiations, including one or more meetings between senior executive representatives of the Parties, during the thirty (30) days following such notice. The thirty (30) day period for negotiation may be shortened or lengthened by mutual agreement. The failure to conduct such negotiations for any reason shall not bar the referral of the Dispute to arbitration pursuant to the remaining provisions of this Article.
12.2 Arbitration Rules. Any Dispute that the Parties have not resolved within the thirty (30) day period in Section 12.1 (or with respect to which either Party elects to forego negotiations under Section 12.1) shall be settled by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection (collectively, the “Rules”), as modified by this Article 12 and by the United States Arbitration Act, 9 U.S.C. § 1 et seq. (the “Arbitration Act”). Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof in accordance with Section 12.4 below. The place of the arbitration shall be New York, New York. Unless otherwise agreed, there shall be three arbitrators selected in accordance with the Rules. The Parties shall use their reasonable efforts to select arbitrators who have experience in complex commercial matters and international trade matters involving the application of U.S. law.
12.3 Hearings and Award. All hearings shall be held, if possible, within ninety (90) days following the appointment of the arbitrators. In rendering the final award, the arbitrators shall not award any damages prohibited under Article 7 hereof, or make any award that is otherwise inconsistent with the terms and conditions of this Agreement or exceeds the limitations on liability imposed hereunder. Unless the arbitrators determine that extraordinary circumstances require additional time or both Parties jointly request an extension in writing, the arbitrators shall issue the final and binding award, which shall not be subject to appeal, no later than thirty (30) days after completion of the hearings, and judgment on any award may be entered in any court having jurisdiction thereof. Nothing herein shall limit the rights of either Party under the United States Arbitration Act, 9 U.S.C. § 1 et seq.
12.4 Jurisdiction and Venue. To the extent that the Parties are permitted under this Article 12 or the Rules to pursue a judicial remedy (for example, to enforce this agreement to arbitrate), each Party consents and submits to (and waives any objection to) the personal and subject matter jurisdiction of and venue in the federal courts located in New York, New York (or, in case the federal court does not have jurisdiction, the state courts located in New York, New York). Such jurisdiction and venue shall be exclusive except as to an action brought solely for the purpose of enforcing an order of a New York federal or state court obtained pursuant to the preceding sentence, or enforcing an award of the arbitrators. Each Party consents to service of the notice of arbitration, and any other paper in the arbitration or in any proceeding brought pursuant to this Agreement, by registered mail or personal delivery at its address specified in Article 13.
12.5 Confidentiality. The fact that either Party has invoked the provisions of this Article 12, the arbitration proceedings and related communications or disclosures, and the decision of the arbitrators, shall all be considered Business Propriety Information under Article 11, and the Parties shall ensure that the arbitrators agree not to make disclosure of any Business Proprietary Information that would not be permitted to be disclosed by a Party under the terms of Article 11.
12.6 Binding Upon Successors. This agreement to arbitrate and any award made hereunder shall be binding upon the successors and assigns and any trustee or receiver of each Party.

12.7 Effect of Arbitration on Performance. The fact that either Party has invoked the provisions of this Article 12 with respect to a particular Dispute shall not relieve either Party of any obligations it may otherwise have to continue performance in accordance with the provisions of the Agreement.
12.8 Waiver. To the extent either Party has or hereafter may acquire any immunity (including sovereign immunity) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations and liabilities under, or in connection with, this Agreement.
12.9 Costs. Unless otherwise provided in this Agreement, each Party shall pay its own costs of arbitration, including the costs for its legal representation and assistance and costs of any experts or other witnesses utilized by such Party, and shall share equally the common costs for the arbitration, including any fees for the arbitrators or the American Arbitration Association.
ARTICLE 13 — NOTICES AND ADDRESSES
13.1 Notices. Any notice, request, demand, claim or other communication related to this Agreement or any Dispute (each, a “Notice”) given by a Party must be in writing and delivered to the following address and numbers of the other Party by hand, registered mail (return receipt requested), overnight courier, or transmitted by facsimile if a confirming copy is promptly delivered to the other Party by one of the foregoing methods.

Respondents:

EURODIF S.A.
33, rue La Fayette
75009 Paris
France
ATTENTION: Directeur Administrative et Financier
Facsimile No : 011 (331) 3496-1684

Petitioners:

USEC Inc.
6903 Rockledge Drive
Bethesda, Maryland 20817
ATTENTION: Senior Vice President, General Counsel and Secretary
Facsimile No: (301) 564-3206
Notwithstanding the foregoing, any information that according to Appendix B shall only be delivered to counsel for a Party, such as the Confidential Listing of Entries (as defined in Appendix B), shall not be delivered to a Party, but instead shall be delivered by one of the means stipulated in this Article to an address that shall be provided by such Party to the other Party not later than the Effective Date. Either Party may change its address or facsimile number for receiving Notices by giving written notice of such change to the other Party no later than thirty (30) Business Days prior thereto.
13.2 Giving of Notice. All Notices shall be deemed given upon actual receipt thereof.
13.3 Effectiveness of Notice as to Constituent Entities. A Notice given to a Party in accordance with this Article at the applicable address above shall be effective as if given to all of its Constituent Entities even if all of such Constituent Entities do not actually receive such Notice.

ARTICLE 14 — GENERAL
14.1 Governing Law. The validity, performance, and all matters relating to interpretation and effect of this Agreement and any amendment hereto shall be governed by the laws of the State of New York, except to the extent superseded by federal law; provided, however, that, in the event the Parties’ choice of New York law is deemed ineffective by a court or arbitrator, Delaware law shall apply in place of New York law.
14.2 Captions and Headings of No Effect. The captions and headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement or any provision hereof.
14.3 Invalid or Unenforceable Provisions. If any provision of this Agreement is or becomes invalid or unenforceable, the remainder of this Agreement shall not be affected. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, only as to such jurisdiction, be ineffective only to the extent of the prohibition or unenforceability. The Parties shall cooperate to negotiate mutually acceptable terms to replace any invalid or unenforceable provision.
14.4 No Waiver. The failure of either Party to enforce any of the provisions of this Agreement, or to require at any time strict performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof, or the right of such Party thereafter to enforce each and every such provision.

14.5 Survival. This Article and the provisions set forth in Articles 7, 8, 11, 12 and 13; and Paragraphs 6, 7, and 8 of Appendix B, shall survive expiration of this Agreement
14.6 Amendment. No modification or amendment of this Agreement shall be effective unless it is in writing and signed by both Parties (including each Party’s Constituent Entities that are in existence at the time of such modification or amendment).
14.7 Third Party Beneficiaries. Except where the Agreement specifically states otherwise, nothing in this Agreement shall be interpreted as creating any right of enforcement of any provision herein by any person or entity that is not a Party to this Agreement.
14.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

THE PETITIONERS:

USEC INC.			UNITED STATES ENRICHMENT CORPORATION

By:	/s/ Peter B. Saba		By:	/s/ Peter B. Saba
	Name:	Peter B. Saba		Name:	Peter B. Saba
	Title:	Senior Vice President, General Counsel and Secretary		Title:	General Counsel and Secretary

THE RESPONDENTS:

EURODIF S.A.			AREVA NC

By:	/s/ Francois-Xavier Rouxel		By:	/s/ Michael A. McMurphy

	Name:	Francois-Xavier Rouxel		Name:	Michael A. McMurphy
	Title:	Président du Directoire		Title:	Senior Executive Vice President Mining Chemistry Enrichment Sector

AREVA NC Inc.

By:	/s/ Jacques Besnainou
Name: Jacques Besnainou
Title: President & CEO

APPENDIX A — TERMINATION OF APPEALS AND PROCEEDINGS
1.	Definitions. For the purpose of this Appendix, specific actions (or groups of related actions) before the CIT or the Commerce Department shall be designated in accordance with the names given to them in the attached Exhibit A-1. Other terms used in this Appendix shall have the meanings set forth below, or the meanings defined elsewhere in this Agreement or its appendices.
a.	“CIT Actions” shall mean those actions denoted by the term “CIT Actions” in Exhibit A-1.

b.	“Pending ARs” shall mean those actions denoted by the term “Pending ARs” in Exhibit A-1.

c.	“Subject Imports” shall mean LEU (as defined in the recitals to this Agreement) subject to the Order that is imported into the United States by Respondents, and does not include uranium which has been enriched in a country other than France (“Non-French LEU”).
2.	Rescission of the Pending ARs. Within two (2) Business Days after the execution of this Agreement, the Parties will jointly file with the Commerce Department, pursuant to 19 C.F.R. § 351.213(d)(1), a withdrawal of all their requests for administrative reviews of each of the Pending ARs, and request that the Commerce Department rescind all such administrative reviews pursuant to such provision, substantially in the form attached hereto as Exhibit A-2.

3.	Dismissal of CIT Actions.
a.	Within five (5) Business Days after the French AD Investigation Appeal has been remanded to the CIT, the Parties shall file a joint motion to dismiss the French AD Investigation Appeal pursuant to USCIT Rule (“USCIT R.”) 41(a)(2). Such motion shall request the CIT to (i) affirm the determinations of the Department of Commerce in Notice of Amended Final Determination of Sales at Less Than Fair Value and Antidumping Duty Order: Low Enriched Uranium from France, 67 Fed. Reg. 6680 (Feb. 13, 2002) and Notice of Final Determination of Sales at Less Than Fair Value: Low Enriched Uranium from France, 66 Fed. Reg. 65877 (Dec. 21, 2001); and (ii) enter a final judgment dismissing the case with prejudice. The Parties shall file this motion with the consent of as many parties as will consent to the motion. If there is opposition to this motion, the Parties shall use their best efforts to obtain approval of the motion by the CIT.

b.	Within two (2) Business Days after the execution of this Agreement, the Parties shall seek the consent of each of the other parties to the CIT Actions (other than the French AD Investigation Appeal) to file a stipulation of dismissal, with prejudice, of each such action pursuant to USCIT R. 41(a)(1)(B). For each such action for which the consent of all parties is obtained, the Parties shall promptly thereafter file a stipulation of dismissal with prejudice pursuant to USCIT R. 41(a)(1)(B).

c.	If, within five (5) Business Days after the execution of this Agreement, the Parties have been unable to obtain the consent of any other party to any of the CIT

Actions referred to in paragraph 3.b. above, the Parties shall promptly thereafter file a joint motion to dismiss, pursuant to USCIT R. 41(a)(2), any such action for which the consent of a party was not obtained. The Parties shall file any such motion to dismiss with the consent of as many parties as will consent to the motion. If there is opposition to dismissal of any of the CIT Actions, the Parties shall use their best efforts to obtain such dismissal.

d.	Neither Party shall take any action to impede or hinder the dismissal of any of the CIT Actions, or to appeal or otherwise challenge the finality of the dismissal of any of the CIT Actions. Further, the Parties shall use their best efforts to secure the immediate removal of any injunction or other measure that will impede or preclude prompt liquidation of entries.

e.	The Parties shall bear their own attorneys’ fees and costs in respect of each of the CIT Actions; provided, however, that, notwithstanding anything to the contrary in this Agreement, in the event a Party fails to take an action that it is obligated to take under this Appendix A with respect to one or more of the CIT Actions, it shall bear the additional costs, including reasonable attorneys’ fees, incurred by the other Party in taking such action or in enforcing the provisions of this Appendix as they relate to the CIT Action(s) at issue.
4.	Liquidation of Entries. The Parties shall use their best efforts to expedite the prompt liquidation of the entries set forth in the Confidential Listing of Entries following the rescissions of the Pending ARs and the dismissals of the CIT Actions, as applicable. The Parties shall take all appropriate steps to ensure the prompt issuance of liquidation instructions by the Commerce Department, and prompt action by USCBP (as defined in Appendix B) (or other applicable agency of the U.S. Government) to liquidate the entries.
*****

EXHIBIT A-1

Proceedings Before the U.S. Court of International Trade
Group Name	Sub-Group Name	Short Name	USEC Action	Eurodif Action	Consolidated Action

CIT Actions	French Investigation Appeals	French AD Investigation Appeal	United States Enrichment Corp. et al. v. United States (Court No. 02-00234)	Eurodif S.A. et al. v. United States et al. (Court No. 02-00219).	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 02-00219)

		French CVD Investigation Appeal	United States Enrichment Corp et al. v. United States (Court No. 02-00235)	Eurodif S.A. et al. v. United States et al. (Court No. 02-00221)	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 02-00221)

	French AD AR Appeals	French AD AR1 Appeal	United States Enrichment Corp. et al v. United States et al. (Court No. 0400434)	Eurodif S.A. et al. v. United States et al. (Court No. 04-00426)	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 04-00426)

		French AD AR2 Appeal	USEC Inc. et al v. United States et al. (Court No. 05-00567)	Eurodif S.A. et al. v. United States et al. (Court No. 05-00564)	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 05-00564)

		French AD AR3 Appeal		Eurodif S.A. et al. v. United States et al. (Court No. 06-00326)

	French CVD AR Appeals	French CVD AR1 Appeal	United States Enrichment Corp. et al v. United States et al. (Court No. 04-00399)	Eurodif S.A. et al. v. United States et al. (Court No. 04-00392)	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 04-00392)

		French CVD AR2 Appeal		Eurodif S.A. et al. v. United States et al. (Court No. 05-00456)

		French CVD AR3 Appeal		Eurodif S.A. et al. v. United States et al. (Court No. 06-00284)

	ITC Appeals	ITC Injury Investigation Appeal		Eurodif S.A. et al. v. United States et al. (Court No. 02-00220)	Eurodif S.A. et al. v. United States et al. (Consol. Court No. 02-00220) (consolidated with Urenco Nederland B.V. et al. v. United States et al (Court No. 02-00236))

		French ITC Sunset Review Appeal		Eurodif S.A. et al. v. United States et al. (Court No. 08-00024)

Administrative	Sub-Group Name	Short Name	Period Covered	Initiation Date	Federal Register Notice
Group Name	Pending ARs	French AD AR4	2/1/05 to 1/31/06	24-Mar-09	Initiation of Antidumping and Countervailing Duty Administration Reviews and Requests for Revocations in Part, 74 Fed. Reg. 12310 (March 24, 2009)

		French AD AR6	2/1/07 to 1/31/08	24-Mar-09	Initiation of Antidumping and Countervailing Duty Administration Reviews and Requests for Revocations in Part, 74 Fed. Reg. 12310 (March 24, 2009)

		French AD AR7	2/1/08 to 1/31/09	24-Mar-09	Initiation of Antidumping and Countervailing Duty Administration Reviews and Requests for Revocations in Part, 74 Fed. Reg. 12310 (March 24, 2009)

EXHIBIT A-2

Steptoe & Johnson LLP	Weil, Gotshal & Manges LLP
1330 CONNECTICUT AVE N.W.	1300 EYE STREET, N.W.
WASHINGTON, D.C. 20036	SUITE 900
(202) 429-3000	WASHINGTON, D.C. 20005
(202) 682-7000
May       , 2009
Case No.: A-427-818
Total Pages: 3
Section 751(a)(1) Admin. Reviews
POR 4: (2/1/05 — 1/31/06)
POR 6: (2/1/07 — 1/31/08)
POR 7: (2/1/08 — 1/31/09)
AD/CVD Office VI
PUBLIC DOCUMENT
VIA HAND DELIVERY
The Honorable Gary Locke
Secretary of Commerce
Attn: Import Administration
      Central Records Unit, Room 1870
U.S. Department of Commerce
14th Street & Constitution Avenue, N.W.
Washington, D.C. 20230

Re:	Antidumping Duty Administrative Review of Low Enriched Uranium from France: Request for Withdrawal and Rescission of Administrative Reviews
Dear Secretary Locke:
          On March 24, 2009, the Department of Commerce published in the Federal Register its notice of initiation of the above-referenced reviews. See Initiation of Antidumping and Countervailing Administrative Reviews and Requests for Revocation in

The Hon. Gary Locke
May ___, 2009

Part, 74 Fed. Reg. 12,310 (Dep’t of Commerce March 24, 2009). On behalf of USEC Inc. and United States Enrichment Corp. (the “Petitioners”) and Eurodif S.A., AREVA NC, and AREVA NC Inc. (the “Respondents”), we hereby withdraw all requests for reviews for such periods and, accordingly, request that the Department rescind the administrative reviews for POR 4, POR 6, and POR 7 pursuant to 19 C.F.R. § 351.213(d)(1).
     A copy of this submission has been serviced as indicated on the enclosed certificate of service. Please do not hesitate to contact us if you have any questions.

Respectfully submitted,

Stuart M. Rosen	Sheldon E. Hochberg
W. Andrew Ryu

Counsel to Eurodif S.A., AREVA NC,	Counsel to USEC Inc. and
and AREVA NC Inc.	United States Enrichment Corp.

2

APPENDIX B — ALLOCATION OF BYRD DISBURSEMENTS
1.	Definitions. In addition to the terms defined elsewhere in the Agreement, the following terms shall have the indicated meanings:
a.	“Byrd Disbursements” shall mean all payments by USCBP (or other applicable agency of the U.S. Government) made to Petitioners under the Byrd Amendment resulting from the assessment of antidumping duties on Subject Imports (as defined in Appendix A) pursuant to the Order, including any interest thereon.

b.	“Confidential Listing of Entries” shall have the meaning ascribed to that phrase in Paragraph 2 of this Appendix.

c.	“Payee” shall mean a Party entitled to receive a payment from the other Party pursuant to this Appendix.

d.	“Payor” shall mean a Party obligated to make a payment to the other Party pursuant to this Appendix.

e.	“Steptoe & Johnson” shall mean Steptoe & Johnson LLP, or such other firm as Petitioners may designate by Notice to Respondents; provided that such other firm agrees to abide by the terms of the SJ-WGM Confidentiality Agreement and the terms of this Appendix.

f.	“USCBP” shall mean U.S. Customs and Border Protection or any successor to its responsibilities for implementation of the Byrd Amendment.

g.	“USEC Payment Amount” shall mean U.S. $70,900,000.

h.	“SJ-WGM Confidentiality Agreement” shall mean the “Confidentiality and Non-Disclosure Agreement” executed by Steptoe & Johnson LLP and Weil, Gotshal & Manges LLP, as of March 31, 2009.

i.	“Weil, Gotshal & Manges” shall mean Weil, Gotshal & Manges LLP, or such other firm as Respondents may designate by Notice to Petitioners; provided that such other firm agrees to abide by the terms of the SJ-WGM Confidentiality Agreement and the terms of this Appendix.
2.	Confidential Listing of Entries. Prior to execution of this Agreement, Respondents have supplied to Steptoe & Johnson a complete listing of all entries of Subject Imports by Respondents through the Effective Date (the “Confidential Listing of Entries”). The Confidential Listing of Entries shall include the entry number, the importer of record, port of entry, date of entry, entered value, cash deposit paid, estimated antidumping duty in connection with each such entry, the estimated interest to be paid to or by the U.S. Government in connection with such deposits, as accrued through the Effective Date, and the estimated refund, if any, expected by Respondents from USCBP with respect to such entry as of the Effective Date. The Confidential Listing of Entries shall be kept confidential by Steptoe & Johnson under the provisions of the SJ-WGM Confidentiality Agreement; provided, however, that Steptoe & Johnson may disclose to Petitioners the total estimated antidumping duties and deposits paid, the cash refunds expected, as of the Effective Date and the total estimated interest owed to or by the U.S. Government in connection with such entries as accrued through the Effective Date. Respondents shall use commercially reasonable efforts to ensure that the Confidential Listing of Entries is up to date and shall provide a revised version to Steptoe & Johnson, from time to time, should any discrepancies or inaccuracies be discovered.
3.	Annual Byrd Amendment Filings.
a.	Petitioners jointly and severally represent and warrant as follows:
i.	As of the Effective Date, the Petitioners were the only companies listed as “petitioners/supporters” for Commerce case number A-427-818 on the most recent publicly available list published by U.S. Customs and Border Protection pursuant to 19 CFR § 159.62;

ii.	In the CDSOA Annual Reports published by USCBP for each of Fiscal Years 2001 through 2008, USCBP has never listed any party other than “USEC” or the Petitioners as “petitioners/supporters” for any of the following Commerce case numbers: C—412—821, C—421—809, C—427—819, C—428—829, and A-427-818; and

iii.	In 2008, pursuant to 19 CFR § 159.63 and in response to a notice issued by USCBP, Department of Homeland Security (Distribution of Continued Dumping and Subsidy Offset to Affected Domestic Producers, 73 Fed. Reg. 31196 (May 30, 2008)), USEC Inc. certified a net amount of qualifying expenditures of $1,141,800,000 (the “2008 Certification”), and in 2009, pursuant to the 2008 Certification, USEC Inc. received a distribution of $2,187.92.
b.	Petitioners shall certify qualifying expenditures and shall file a timely annual request for disbursements under the Byrd Amendment, and shall take such other steps as may be necessary or appropriate to obtain Byrd Disbursements, for each year in which any of the entries detailed in the Confidential List of Entries are anticipated to be liquidated and assessed duties under the Order. Petitioners shall provide a copy of each annual request to Weil Gotshal & Manges at the time that Petitioners make the filing. Weil Gotshal & Manges shall maintain the filing in confidence under the terms of the SJ-WGM Confidentiality Agreement.
4.	Reports on Byrd Disbursements. Within five (5) Business Days after receiving a check in respect of Byrd Disbursements, Petitioners shall submit to Weil, Gotshal & Manges, on behalf of Respondents, a copy of the check and any other documentation that Petitioners received from USCBP (or other applicable agency of the U.S. Government) in connection with such Byrd Disbursements. Weil, Gotshal & Manges may disclose to Respondents the amount of Byrd Disbursements received by the Petitioners, but all other proprietary information regarding the amounts and nature of expenditures claimed by Petitioners shall be kept confidential in accordance with the SJ-WGM Confidentiality Agreement.

5.	Distribution of Byrd Disbursements.
a.	*****

b.	Unless Eurodif S.A. notifies Petitioners to direct wire transfers to another account, wire transfers under Paragraph 5.a, shall be directed to the following account: *****

c.	*****

d.	*****

e.	All amounts turned over or remitted by Petitioners to Respondents under this Appendix B, and all amounts turned over or remitted by Respondents to Petitioners under this Appendix B, will be transferred free and clear of any liens, encumbrances or claims of any other person or entity.
6.	Costs, Taxes and Approvals.
a.	*****

b.	Each Respondent shall provide Petitioners with a properly executed Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or an official alternate, substitute or replacement form, as the case may be, applicable to such transfers or remittances with fifteen days following the execution of this agreement and shall provide any updated or replacement forms when required and, in the case of a Form W-8 that does not include a US taxpayer identification number, before December 31, 2012. Any tax withheld as a consequence of a Respondent’s failure to provide Petitioners with such forms on a timely basis shall be considered for purposes of this Appendix B as a transfer or remittance by Payor to Payee.

c.	Each Petitioner shall provide Respondents with a properly executed Internal Revenue Service Form W-9, or an official alternate, substitute or replacement form, as the case may be within fifteen days following the execution of this agreement. Any tax withheld as a consequence of a Petitioner’s failure to provide Respondents with such forms on a timely basis shall be considered for purposes of this Appendix B as a transfer or remittance by Payor to Payee.

d.	The Parties acknowledge and agree that no deduction or withholding for US income tax shall apply to any transfers or remittances by Petitioners to Respondents if Respondents have provided Petitioners with the Forms described in b. above, and the Parties further acknowledge and agree that no deduction or withholding for French or US income tax shall apply to any transfers or remittances by Respondents to Petitioners if Petitioners have provided Respondents with the Forms described in c. above.

e.	A Payee shall be responsible for securing any licenses or other governmental approvals required for transfers or remittances to the Payee. Notwithstanding the foregoing, Respondents shall be responsible for securing, at their own expense and risk, any licenses that may be required under the regulations of the U.S. Office of Foreign Assets Control for Eurodif S.A. to make or receive any transfer or remittance hereunder. Respondents jointly and severally represent and warrant to Petitioners that, to Respondents’ knowledge and good faith belief, no such licenses are required at the present time.

f.	Where alternatives exist to structure a transfer or remittance in a manner that will reduce the amount of costs or taxes associated with such transfer or remittance, Petitioners and Respondents shall use their reasonable efforts to implement the alternative that minimizes such costs and taxes for both Parties. Any alternative chosen, however, must fully comply with this Appendix B and applicable laws and regulations.

g.	The term “government” or “governmental” for purpose of this Paragraph 6 shall refer to the national government or any political subdivision of the referenced country.
7.	Interest on Late Payments. No interest shall accrue or apply with respect to any transfer or remittance made by a Payor to the Payee within the timeframes prescribed in this Appendix B. A Payor shall pay interest to the Payee on any amounts not transferred or remitted within the timeframes required under this Appendix B. Interest shall be payable at a daily rate derived from a per annum rate equal to *****.

8.	Indemnification. A Payor shall be entitled to rely entirely on the instructions of the Payee regarding transfers or remittances to be made to the Payee under this Appendix B without the need to conduct further due diligence regarding any competing claims of third parties to the funds being transferred or remitted. Accordingly, to the maximum extent permitted by law and without regard to the fault or negligence of either Party, the Payee shall indemnify and hold harmless the Payor against all demands, claims, actions, causes of action or assessments of third parties and all resulting losses, damages, liabilities, costs, charges, duties, and expenses (including, without limitation, interest, penalties and attorneys’ fees and expenses) asserted against, imposed upon, or incurred by the Payor, directly or indirectly, by reason of or resulting from any wire transfer or remittance of funds to the Payee in accordance with this Appendix B. The foregoing sentence shall not apply in the case of a breach of Paragraph 5.e.

9.	Reconciliation of Payments.

*****

APPENDIX C — PURCHASE COMMITMENT
United States Enrichment Corporation (“USEC”) and Eurodif S.A., shall enter into a sales contract as follows:
A.	SWU Quantity: Eurodif shall purchase and USEC shall sell SWU contained in certain enriched uranium product (EUP”) in accordance with the following:
*****
H.	Confidentiality: The terms, and conditions of this term sheet shall be considered confidential and proprietary to USEC and shall not be disclosed to any third party without USEC’s prior written consent.

I.	Other: The sales contract shall include a provision that allows a party to the sales contract to invoke the suspension provisions of the Agreement in the event the other party fails to cure a material breach of the sales contract. Any such invocation shall be effective with regard to all Parties to the Agreement.

C-1